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                                                                    EXHIBIT 99.1

                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                  Moderator:  Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
                                                                          Page 1

             MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004

                          MODERATOR: DR. SEHAT SUTARDJA
                                  MAY 22, 2003
                                   3:45 PM CT

Operator:             Ladies and gentlemen thank you for standing by. Welcome to the Marvell Technology Group First Quarter Fiscal Year
                      2004 conference call.

                      During the presentation all participants will be in a listen-only mode. After the presentation you will be invited to participate in the question and answer session. At that time we ask all participants to please limit themselves to one question to allow time for others.

                      This conference call is being recorded on Thursday, May 22, 2003. I will now turn the conference call over to Co-Chairman and Chief Executive Officer of Marvell Semiconductor, Dr. Sehat Sutardja. Please go ahead doctor.

Sehat Sutardja:       Thank you (Paul). Welcome everyone to our First Quarter
                      Fiscal Year 2004 conference call. Weili Dai, Executive
                      Vice President of the Communications Business Group, and
                      George Hervey, Vice President of Finance and Chief
                      Financial Officer, are joining me on this call.

                      By now I am sure that everyone is totally confused on the direction of the general economy conditions. Not helping much this past March we have

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                  Moderator:  Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      stated in our previous quarter call that we were upbeat
                      about this coming year yet our tone was more conservative on the financial projections for the year.

                      The reason for this was because on one hand even though we have plenty of good news to talk about such as having many industry leading new products and solutions that our customers need plus having the industry leaders as our customers. At the same there was plenty of concerning news that may offset the good news including things like the global threat of war and more recently the concern of SARS and potential deflation.

                      When I have talked to our customers in the past even they were confused about the economy. However, more recently many of our customers are projecting better growth ahead even though their competitors may not be doing as well.

                      While this may not be the good news that everyone is looking about, to us it is very good news indeed. Many of our customers have been gaining market share over the past several years and as a result even in the current prolonged industry downturn we have been able to grow by growing market share away from our competitors.

                      We are now even more encouraged that the balance of the year will be a good one for us as during the first quarter of this year we have seen additional improvements in our large customer base.

                      Before I review the progress of business further I would like George to provide our Safe Harbor Statement and the review of our Q1 financials.

George Hervey:        Thank you Sehat. Good afternoon ladies and gentlemen. I'd
                      like to remind all participants that the following dialogue will contain predictions, estimates,

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      and other forward-looking statements covering subjects
                      such as data storage, communications market trends, competition, customers, suppliers, products and demand, revenue growth, gross margin expectations, operating expenses, other income, accounts receivable, and inventory. Such statements may be preceded by the words like expects, anticipates, believes, should, will, may, or words with similar import.

                      The following factors among others could cause actual results to differ materially from those described in the forward-looking statements. They include the inability to further identify, develop, and achieve success for new products, services and technologies, increased competition and its affect on pricing, spending, third party relationships and revenues as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers.

                      We direct your attention to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Forms 8-K, and other Securities & Exchange Commission filings all of which discuss other important risk factors that may affect our business, results of operations, and financial condition.

                      Please be reminded that we undertake no obligation to revise or update publicly any forward-looking statement for any reason.

                      Now moving to the Q1 financials. Marvell reports net income/loss and basic and diluted net income/loss per share in accordance with GAAP and additionally on a non-GAAP basis referred to as proforma.

                      Marvell's management believes that non-GAAP information is useful because it can enhance the understanding of the company's ongoing economic

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      performance. And Marvell therefore uses proforma reporting internally to evaluate and management the company's operations.

                      Marvell has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the company analyses its operating results.

                      Today we reported that net revenue for the first quarter of fiscal year 2004 was a record $168.3 million, an increase of 70% over the $98.8 million reported for the comparable quarter in fiscal year 2003 and a sequential increase of 12% from the fourth quarter of fiscal year 2003.

                      Proforma net income -- which excludes the effect of acquisition related expenses, amortization of stock based compensation, and charges related to facilities consolidation -- was $24.5 million or 19 cents per share diluted for the first quarter of fiscal year 2004 compared with proforma net income of $10.5 million or 8 cents per share diluted for the first quarter of fiscal 2003.

                      Shares used in computing proforma earnings per share diluted for the first quarter of 2004 were $129.6 million compared to $132.5 million shares for the first quarter of 2003.

                      This quarter we achieved an important milestone. Net income on the Generally Accepted Accounting Principles -- GAAP -- was $4.4 million or 3 cents per share diluted. This represents our first quarter of GAAP profitability since our acquisition of Galileo Technology Limited in the fourth quarter of fiscal 2001.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      We have provided on our website in the Investors section
                      at www.marvell.com a reconciliation of GAAP net income or loss to proforma net income for the quarter reported to date plus the prior eight quarters.

                      Now I'd like to turn the call back to Sehat for comments on our business outlook.

Sehat Sutardja:       Thank you George. One question that I keep getting all
                      the time is, how is it possible that Marvell continues to grow so much faster than the rest of industry. It is one thing to be able to do this when Marvel was a small company a few years back. Sooner or later the law of large numbers will start to affect our growth rate.

                      I agree. However, it's all relative. Many of the market segments that we address are very large in dollar size. So that even though our revenues are considerable when compared to other businesses we have only barely scratched the surface.

                      Remember Marvell is only an eight year old company. One thing that you should realize is that as a young company we were initially forced to nibble at smaller business opportunities that were so much more challenging to address.

                      As we are maturing as a company and have entered the more mainstream markets we have consistently raised the technology bar enabling our customers to improve their products as well as presenting a formidable competitive challenge for other suppliers in those markets.

                      As we have proven ourselves over time to be the leading player in the market segments that we have addressed, we are now seeing significant opportunities that were previously not available to us.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
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                      In fact some very large professional customers are seeking to work with us as they have seen the technology and products we have delivered to the competitors are truly state of the art and we actually have a lower risk (unintelligible) compared to the existing supplier base.

                      On top of that many of our customers and potential new customers have realized that despite the fact that the end products they build may be considered commodities due to the large volume nature of the market the underlying technology that we provide is beyond state of the art.

                      We are already seeing fewer and fewer companies can address this market. In both the storage and communication markets we are now providing more complete solutions from single chip devices to (unintelligible) chip set solutions with device drivers and application software support packages.

                      Our relationships with our customers have grown from just a supplier and customer model to a more long term partnership model. This a very exciting time for us indeed.

                      Many of our customers are actively working with us to address new market segments or market segments that they have not previously addressed so that they can grow their businesses beyond the traditional market segments.

                      As we provide them with the necessary tools and solutions to address these new markets we are optimistic about our future growth and also growth rate over the next several years.

                      Many of the technologies that we have developed during in the past eight years of our existence provide key foundations on which we will build our

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
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                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      future. Our storage (unintelligible) solutions incorporate the industry leading highest rechannel devices together with the industry highest performance imbedded (unintelligible) processor and many other must-have features including the future serial ATA 1 and 2 capabilities.

                      Our gigabit Ethernet devices incorporate our patented virtual cable tester feature which allows network providers to perform remote diagnostics at the customer's site thus lowering the cost of supporting the end user communication infrastructure.

                      Our wireless LAN 802.11 solutions are designed to specifically handle severe multi-path distortion found in home environments assuring consistent quality of service. This technology is absolutely a must for distributing video and audio content throughout the home using wireless LAN technology.

                      Our wireless LAN products have also been designed specifically to consume less power so that they can be more useful for light battery operation.

                      In summary we don't just build products to meet industry specifications but more importantly we build products to work in real world conditions. With so many business opportunities emerging over the last year we have expanded our design centers throughout the world. We now have design centers in California, Colorado, Israel, Singapore, Germany, and Japan to better serve our customers. Even during the downturn we have aggressively expanded our design team.

                      With a combined work force of about 1,400 people we probably have one of the largest engineering teams in our business. About half of the team is working on new products that will contribute to our future growth to ensure the continuing rapid growth of the company.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      Now I would like to give you some specific updates on our
                      products. At the recent NetWorldInteropTrade Show we demonstrated our 802.11g solutions, side by side with competing solutions providing our customers the opportunity to compare the solutions against each other in an open public area.

                      To their surprise all the existing 802.11 solutions that we benchmarked at the NetWorldInterop Show have significant deficiencies in the coexistence operation with the 11b solution.

                      In all cases existing 11g solutions actually performed no better than the 11b solutions. We've also heard that many earlier 11g solutions actually prevent the existing 11b solutions from operating when these 11g solutions are deployed giving a false impression that these defective 11g solutions are better than 11b solutions.

                      In the short time that we have sampled our 11g solutions we have demonstrated high data rate 11g solutions operating in coexistence with existing 11b solutions. We are very excited on the performance of our 11g solutions. Again this proves that we are not just building need to products but products that perform better in real world conditions.

                      In the gigabit networking space we continue to gain new design wins for our Prestera silicon solutions across the peer one customer base. At the NetWorldInterop show we also demonstrated a two chip 48-port gigabit switch silicon solution as well as introducing our latest family of silicon to address not only the metro and enterprise market that we addressed originally with our Prestera solution but also the lower cost value line of gigabit Ethernet switching that is expected to replace the current value line Ethernet switching.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
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                                                            Confirmation #521891
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                      We continue to be bullish on the gigabit market as we
                      continue to lead the market with more and more complete solutions.

                      As to our progress in addressing the consumer space we are happy to report that we are well on our way in the development of several initial new products that leverage our existing technologies to address potentially very large market opportunities.

                      Our belief is that in the next few years we will see continuing faster growths in the consumer entertainment businesses. And we would like to make sure that we are well prepared to address this market.

                      Now I would like to turn the call back to George for additional comments regarding our Q1 financials and forward guidance.

George Hervey:        Thank you Sehat. First I'd like to make some additional
                      comments on our Q1 results. Our Q1 revenue of $168.3 million was a new quarterly record for the company and a 70% increase from Q1 last year.

                      Additionally the 12% increase in revenue from Q4 to Q1 compares very favorably to our guidance of a 7% to 9% sequential quarterly increase in revenue.

                      The Q1 sequential increase of 12% represents the sixth consecutive quarter that our sequential revenue growth has been greater than 10%. During Q1 both our storage and communications businesses performed well resulting in increasing revenue for both businesses.

                      Entering the first quarter and reflected in our Q1 revenue guidance was the anticipation that we would experience the historical pattern of the first

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
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                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      calendar quarter of the year experiencing varying levels
                      of seasonality when compared to the fourth calendar quarter.

                      Seasonality is most evident in the PC market and we expected some moderate level of seasonality in Q1. As we progressed through the quarter it became apparent that there would be little to no seasonality during Q1. And the business momentum improved as we exited the quarter.

                      In Q1 the main growth drivers for our revenue increase remained, the continued increase of adoption gigabit Ethernet by the PC client market, increases in production ramps for our current SOC solutions in the desktop storage segment as well as increasing production shipments for our newest desktop storage opportunity.

                      During the quarter we also saw an increase in gigabit Ethernet shipments for the networking infrastructure and the initial volume shipments of our wireless 802.11b products.

                      At the recent NetWorldInterop Show we displayed customer products from NetGear and Linksys incorporating our wireless 802.11b technology. For the quarter storage products contributed low to mid 50% of total revenue with communications products representing the balance.

                      We are very pleased with our gross margin percentage for Q1. Q1 gross margin of 54.8% was over 100 basis points higher than our guidance of 53.5 plus or minus 25 basis points.

                      There were several factors that contributed positively to our gross margin percentage. First as we have mentioned during the last several calls our

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
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                                                            Confirmation #521891
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                      manufacturing efficiency and benefits from our yield
                      improvement programs continue to produce very cost effective products.

                      Second, our customers value the technology that we provide to them for their products and realize that in order to provide our high level of technology and continued product development we must deliver them cost effective products at reasonable prices.

                      Finally, product mix -- which is the largest determiner of gross margin percentage -- was quite favorable in Q1.

                      Our proforma operating expense percentage continues to decline as a percentage of revenue. And the Q1 proforma operating expense percentage of 39% was consistent with our guidance.

                      For the seventh consecutive quarter we increased our proforma operating income percent. Our continued double digit sequential revenue growth, strong gross margin percentage contribution, and decreasing proforma operating expenses as a percentage of revenue resulted in 150 basis point increase in Q1 proforma operating income from 14.2% to 15.7%.

                      The strength of our balance sheet continued to improve in Q1. We increased our cash and short term investments by approximately $34 million to $299 million.

                      DSOs for Q1 decreased to 48 days from 51 days at Q4. Our DSOs continue to remain in the range of our guidance of high 40s to low 50 days. DSOs are likely to remain at the high end of our range during these periods of rapid revenue growth.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
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                      During Q1 we increased our inventory by approximately $7
                      million to support the current and projected growth of our business. Our days of inventory increased from 51 days to 55 days.

                      We will continue to monitor our production levels going forward with the goal of putting us in the most favorable position to respond to increases in demand for our products.

                      Now turning to the future. We have just completed our first quarter of fiscal year 2004. And we'd like to take this opportunity to update our guidance regarding the financial outlook for the company for fiscal '04.

                      On our Q4 earnings call we discussed that entering fiscal '04 we believe our strong product portfolio has increased a number of major revenue opportunities and we are looking forward to another year of significant growth.

                      In our storage business we expect our new desktop opportunity to reach volume production as we progress through the year. And serial ATA to ramp more significantly in the second half.

                      In our communications business our strong design win position with the Alaska Fi and Prestera switching products should benefit us as gigabit Ethernet is more widely deployed in the network infrastructure.

                      Based on customer feedback and design win success we believe that our Yukon gigabit Ethernet LAN motherboard for the PC client and our wireless 802.11b and g products will provide us with significant revenue opportunities during this next year.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
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                      During Q1 our visibility into how these major revenue
                      opportunities would contribute to our fiscal '04 revenue improved. That coupled with better visibility for our designs that are currently in production provides us the opportunity to achieve more revenue growth than we anticipated entering fiscal '04.

                      Based on all these factors we now expect our revenue for fiscal '04 to range between $760 million to $790 million -- which at the mid-point is approximately a 53% growth from fiscal '03.

                      For the balance of fiscal '04 we believe that our gross margin percentage will remain above our long term model of 52% but below the Q1 level of 54.8%. And R&D and SG&A as a percentage of revenue should continue to decline.

                      Now moving more specifically to Q2 '04 while we remain cautious regarding the overall economy and potential recovery in IT spending as I mentioned in my discussion of Q1 we exited Q1 with significant momentum generated by our strong market position, broad product portfolio, and increasing number of design wins for those products.

                      This has resulted in our visibility for Q2 improving when compared to our visibility entering Q1. The targeted company revenue for Q2 to increase 10% to 12% for Q1.

                      The product mix of shipments in Q1 was very favorable helping to generate the 54.8% gross margin. While we believe that normal ASP declines will be offset by continued reduction in our manufacturing costs the anticipated product mix of our shipments in Q2 will be more consistent with what we have experienced over the last several quarters. This should result in Q2 gross margin of 54% plus or minus 25 basis points.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
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                      With our focus set on providing the technologies,
                      products, and building a company structure to support long term growth, R&D and SG&A in absolute dollars will increase in Q2 but decline approximately 100 basis points as a percentage of revenue from Q1.

                      Interest and other income should remain consistent with the Q1 level.

                      Now I'd like to turn the call back to Sehat.

Sehat Sutardja:       Thank you George. That completes our commentary. (Paul)
                      would you please poll for questions. (Paul)?

Operator:             Ladies and gentlemen as a reminder please press star then
                      the number 1 on your telephone keypad. Your first question is from (Cody Acreen) with Legg Mason.

(Cody Acreen):        Guys as always congratulations on a great quarter. Maybe
                      you can tell us a little bit about where you're seeing the most strength in the outlook. Is it evenly split between the two divisions or are you seeing one or the other giving you the most impetus for this revision upward?

George Hervey:        Well you know as we've been discussing we've been in a
                      number of investor conferences so far this year. And one of the themes that we've, I think, consistently mentioned to investors is the number of revenue opportunities for Marvell greatly increased this year - as I kind of outlined.

                      So these are all starting to have impact and, you know, not everyone is exactly the same but they are now all contributing. And in the back half of the year

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
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                      we would expect more contribution as I mentioned from the
                      network infrastructure and serial ATA.

                      So, you know, while we're excited about all of them, you know, they all have positive contribution and also as I mentioned now with the better visibility also into our existing business across a number of our products this gives us the added, you know, encouragement to raise the number.

(Cody Acreen):        I'm sorry. Was there anything else?

George Hervey:        No that's it.

(Cody Acreen):        Can you talk a little bit about the decisions that are
                      going on in the motherboard market with this Springdale launch. How those decisions as far as their gigabit
                      Ethernet usage are coming to bear and where do you think this shakes out as far as market share for the rest of the year?

Sehat Sutardja:       Weili do you want to answer it?

Weili Dai:            Yeah and as you guys know the partnership with Intel has
                      been extremely successful and obviously the Springdale event again confirmed the success of this joint partnership. And we'll be seeing this moving forward sometime in the year, I think, that the PC
                      (unintelligible) will be the next wave.

                      As far as the conversion from fast to gig it obviously is happening. And we continue to believe by the end of this year the majority of the PC - for the corporate side of PC is going to convert to gigabit.

Sehat Sutardja:       I would like to add a little bit on the Springdale. If you noticed the Springdale incorporates serial ATA so this is a huge milestone for serial ATA. We

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
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                      anticipate that by the middle of next year the majority of the storage will move to serial ATA . And the Springdale introduction is a huge milestone for them.

(Cody Acreen):        Maybe specifically back though to the motherboard
                      decisions that are going on - alot of those obviously yesterday with the launch now coming out. We're seeing you having a solid share within those releases.

                      How are - I guess what is driving the decisions to use yours versus some of the SCA - the Intel based versus some of the competition?

George Hervey:        Yeah (Cody) I don't think we want to, you know, go into a
                      lot of discussion about that. You know, we remain very committed with our partner and I think, you know, that would probably be an area that we don't want to go down.

                      We're very pleased, you know, with the adoption of our technology and our partner's technology across the platforms that were announced yesterday. I think we'll leave it at.

(Cody Acreen):        And lastly any updates on IBM and Hitachi?

George Hervey:        Not that we're specifically going to discuss here. We're -
                      as we've mentioned there's a lot of discussions going on.
                      You know, we've been a key supplier to Hitachi for a number of years and we feel good about the opportunities that...

Sehat Sutardja:       But you can assume when we said we are building long term
                      partnerships with our customers we really mean it. Okay?
                      IBMs and Hitachis are no different. We're building - continue to build stronger and stronger relationship with our customers.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
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(Cody Acreen):        Guys congrats and thank you again.

Operator:             Again ladies and gentlemen we ask that you please limit
                      yourselves to one question to allow time for others. Your next question is from (Michael Madea) with CSFB.

(Michael Madea):      Great. Let me add my congratulations guys. It was a great
                      quarter. You guys made an interesting comment about your first quarter - how you were expecting some seasonality which ended up not being as seasonal as you thought.

                      When you look at your guidance for Q2 is that incorporating seasonality again or are the orders so strong that they're not looking for a seasonal account in Q2.

George Hervey:        That's hard. Based on the orders the answer would be no.
                      We don't see any seasonality. But I mean there could still be some there and just because of the strength of all the, you know, design wins that we have we may just be growing right through that.

                      But I think as Sehat mentioned, you know, the commentary from customers is getting more positive and I think so that's giving us a lot of, you know, more positive feelings about Q2.

(Michael Madea):      Great. Just a quick follow-up if I may. Cisco has made
                      some aggressive moves into the gigabit Ethernet infrastructure side driving down pricing. Are you guys seeing that impact your business? It sounds like you might be also. Is there any impact on ASPs and margins for you guys? Is that starting to happen?

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Weili Dai:            Yeah. The entrance of the Cisco launching gigabit - we're
                      very excited because we are the key supporter of that since two years ago from technology side. And as you know as volume goes up the cost efficiency is very important and we're ready for that too.

George Hervey:        Right. I think our - we'll let our gross margins stand for answering the part about, you know, our ability to be competitive even in competitive markets.

(Michael Madea):      Great. Thanks.

Operator:             Your next question is from (Jeremy Bunting) with Thomas
                      Weisel Partners.

(Nevel Shaw):         Hi. Good afternoon. This is (Nevel Shaw). I just wanted to ask - George I'm not sure if you mentioned your 10% customers this quarter.

George Hervey:        No I did not do that (Nevel). It has been the trend, you
                      know, over the last couple of quarters with our revenue growing as rapidly as it it's becoming a little higher bar to become a 10% customer. So again we only have two 10% customers in Q1 and they would be Intel and Samsung.

(Nevel Shaw):         Okay. Thanks George. I wanted to ask also you guys have
                      been increasing your R&D expenses as you, you know, expand into mass markets. Can you discuss where you think that R&D as a percentage of revenue may stabilize and when you expect that to happen. Can we expect 18% operating margin by the end of this fiscal year?

George Hervey:        We have adopted - or we're in compliance now with Reg G
                      and as a result - as we've discussed looking forward we're no longer going to be in a position to speak about our proforma operating income or our proforma EPS. We'll do

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                      that on a historical basis only when we provide the
                      reconciliation in our earnings release.

                      I think if you look at the progress though that we have made over the last seven quarters going from 2% now almost to 16% it clearly gives you an indication of the path that we're on.

(Nevel Shaw):         Okay. And if I could ask one last question regarding
                      Prestera. You guys mentioned Nortel in your last conference call, I believe. And when can we expect Nortel and some of the other design wins that we've heard about for Prestera - when do you expect volume production on that product and, you know, real significant revenues?

Weili Dai:            As far as (unintelligible) information we like to keep the way we've been doing until our customers make an announcement and we'll acknowledge that. But as far as penetration for Prestera has been extremely successful.

George Hervey:        And we do expect higher revenue the back half of the year
                      for those.

(Nevel Shaw):         Okay. Thank you.

Operator:             Your next question is from (Arnub Shandra) with Lehman
                      Brothers.

(Arnub Shandra):      Thank you. And just not to basically repeat the
                      congratulations but move on to some of the interesting questions. First of all could you talk a little bit about
                      Springdale - you were talking about, you know, some of the design wins with your partner versus without. I think
                      Asustech talked yesterday - there were some products announced.

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                      If you could talk a little bit around what time frame
                      should we be able to see, you know, sort of talk about design wins or what is going on with your Yukon product especially in the PC as well as the white box industry.

George Hervey:        Well I think yesterday's action defined where the design
                      wins are. You know, we are - on the products that Asustech announced yesterday through our partnership with 3Com they're utilizing the Yukon on at least three of the designs that I saw.

                      So, you know, I think you will see further potential launches from other people. And, you know, we're moving, you know, quite aggressively into white box market with our partner 3Com to, you know, increase our market share. You know, which by the way we had zero before entering that earlier this year. So that's all new business for us.

(Arnub Shandra):      Thank you. And one last question. I wanted to speak about
                      what - if you talk a little bit about sort of what opportunities exist in the drive market for you beyond this year. You talked about consumer electronics specifically - maybe we could flesh that out a little bit after the Western Digital transition is over what should we be looking for from that segment? Thank you.

Sehat Sutardja:       Sure (Arnub). The market for storage eventually is very
                      important. Storage is very important technology not just for PCs or laptops or PCs or servers. Specifically we talk a lot about consumers when the obvious consumer products that will incorporate storage will be CDRs, DVD combinations with CDRs, (unintelligible) receivers, satellite - whether it's cable or satellite, GPS systems for automotives, audio players like Ibox.

                      As the price of these devices, you know, go down, I mean, the volumes will go up naturally. So it's - we're very excited that by the end of this decade

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                      probably the consumer side of the storage will be
                      significantly larger in market size compared to the existing PC market. By a huge margin.

George Hervey:        Significant margin, yes.

(Arnub Shandra):      Thank you very much.

Operator:             Your next question is from (Jim Liang) with Pacific Growth
                      Equities.

(Jim Liang):          Thank you. Can you talk a bit about the average ASP per
                      port on gig-E client and expectations of that by year end?

Sehat Sutardja:       I don't think we should. I'm coming to understand that
                      it's better for us not to talk about ASP any longer.
                      Because it just gives too much information for our competitors to react.

                      But I will say that we are competitive. We will be the most competitive suppliers in the market. At the same we'll make sure that we have a fair value for our technology which is a (unintelligible) compared to some of our competitors.

George Hervey:        I think it would also be reasonable to assume that over
                      time as volume increases, you know, this is semiconductor so...

(Jim Liang):          Yeah. Sure.

George Hervey:        You could expect to see some normal pricing type of curve.

(Jim Liang):          Right. Just a second question. Can you talk a little on
                      the .13 micron plans?

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Sehat Sutardja:       On progress. We (unintelligible). So we will - we use
                      whatever technologies that make sense for any given time. So depending on which product lines, which time frame. It also depends on the volume. We'll use different process geometry.

                      But we as a company we're quite aggressive - considered one of the most aggressive in the business in terms of doing R&Ds on most advanced (unintelligible) geometry.

(Jim Liang):          On that front as far as your foundry partner any thoughts
                      on potentially qualifying a second foundry partner for some of the more mature technology nodes?

Sehat Sutardja:       We do have, but we're just not talking about. So again I
                      would like to come from a position that if there's no benefits for us to talk about it we'd rather, you know, keep it simple. It gives the competitive advantage to us.

(Jim Liang):          Okay. Great quarter guys.

Sehat Sutardja:       Thank you.

Operator:             Ladies and gentlemen please limit yourselves to one
                      question to allow time for others.

                      Your next question is from (Ambrius Surevtava) with (GKM).

(Ambrius Surevtava):  Hi. Thanks. In wireless LAN it's interesting to see that you guys are beginning to show up in some of your competitors' largest customers. What is the expectation for that business in terms of either in just market share you guys could get or units you can ship.

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                      And a second quick follow-up what are you seeing in the
                      inventory level in the channel in the disk drive space?

Sehat Sutardja:       Okay. What you've seen are just the initial success of our wireless products. As we have said for a long time when we entered the wireless LAN our goal - our target market is the - the eventual target market is the consumer space.

                      As you'll see also from some publications that the wireless markets are split into enterprise markets and consumers. And consumers are the most challenging of all to address because of the reliability and robustness requirement especially when these products are used to distribute videos and audios to a lesser extent and can be used more challengely obviously.

                      So our goal is to be the biggest - to get a huge - a significant market share in the consumer space. That's where the success will be measured. Who has the best product in this market.

                      But it's too early for us to talk about what that goal is. I guess you can say that we don't go into markets there. We don't plan to seriously compete.

George Hervey:        On the storage side I think there's been a lot of
                      discussion, I think, on various levels of inventory. You know, again I think it's really more asking our customers about that than directly us. But the best way we can measure how they're feeling about that issue is based on the demand that they're placing on us. And that demand at this point is pretty robust. So we're not getting any indications that they're adjusting for any inventory issues out there right now.

(Ambrius Surevtava):  Okay. Thanks.

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Operator:             Your next question is from Jim Jungjohann with CIBC World
                      Markets.

Jim Jungjohann:       Hi guys. Just a customer question -- if I can get any info out of you George -- but it sounded like Western wasn't a 10% customer. Can you kind of talk about that ramp there.
                      If you could give us any color on system on the chip versus rechanneling that conversion.

                      And then on Intel - if just sales were up or down in the quarter.

                      Any way I can get that?

George Hervey:        No not really. But, you know, we don't discuss, you know,
                      that level of detail. I think what we would say on what
                      Digital is - we're excited about the opportunity we have there. We're working with it very closely.

                      And we're very pleased with the progress that's been made so far and are looking forward to, you know, additional progress being made as we move through the rest of the year. So it is a very significant opportunity that we're obviously very much focused on.

                      On the Intel what I would say is, you know, go back to some of my comments on the seasonality and therefore the lack of seasonality actually happening. And the fact that the penetration of gigabit Ethernet on the client market, you know, was only somewhere between 30% and 40% exiting last year.

                      And, you know, as Weili said we expect it to be the majority on the desktop before the end of this year. And that is actually happening and did happen in -even Q - and saw further penetration even in Q1.

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Jim Jungjohann:       So on your Intel revenue guidance for the year is that
                      assuming down revenues trailing off or flat or anything...

George Hervey:        No we're not going to go there.

Jim Jungjohann:       Okay. Thanks. Bye bye.

Operator:             Your next question is from (Carl Monte) with Wachovia
                      Securities.

(Carl Monte):         Thank you. Most of my questions have been answered. But
                      Sehat in your opening remarks I have a question and a clarification. In your opening remarks you said that half of your engineers were working on new products. Is that correct?

Sehat Sutardja:       Yes approximately.

(Carl Monte):         Okay. And are these new products? Could you give us any
                      color? Are they in the current markets you serve or would you be entering any new markets? And if so what kind of...

Sehat Sutardja:       I'm sorry. Go ahead.

(Carl Monte):         And if so what kind of incremental opportunity are you
                      looking at?

Sehat Sutardja:       All right. In combinations of existing markets we're
                      extending our - some of them are expanding our market share with our customer base. And quite a bit of that addressing new segments for the market.

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                      Again some of this information is too sensitive to talk
                      about. But I can tell you that the - of all things that we do - usually don't generate revenues for two years, three years, and sometimes even longer.

                      And yet we realize that regardless of how expensive it is to develop this technology we realize that this is the only way for us to ensure the continued growth of the company for the long term.

                      So we're very excited that we have our long term plan, you know, and basically be able to support our long term investment goals.

(Carl Monte):         Okay. Thank you.

Operator:             Your next question is with (David Wu) with Wedush Morgan
                      Securities.

(David Wu):           Yes I just want to get a couple of clarifications please
                      and a question. The clarification is, George when you mention about the rich product mix I assume to get the kind of margins you got the PC market and the notebooks were stronger than the desktop for your drivers or your drive customers in Q1. Am I correct on that assumption?

                      And the other one I have really was the - Dr. Sutardja we have the Intel showing of - at the analyst meeting - a 90 millimeter gig-E chip and they said they got their first silicon on those. Is the gig-E client the place where you use the most advanced technology to get smaller die size and lowest cost and lower power?

Sehat Sutardja:       Okay. Let me answer the second part first.

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                      The - I'm not - you know, I'm not too familiar with what
                      exactly the process is they use.

(David Wu):           CMOS.

Sehat Sutardja:       Yeah I mean geometries or die sizes and so on. But I can
                      be - I'm pretty sure that our solutions are very very competitive in terms of - we've been seeing smaller die sizes. And our devices are scalable. We can use any geometry. We've proven over the years that our devices can shrink when the time is right. We use smaller process geometry when the yield is good. Whenever the profits mature.

                      So - but having said that it's not about process geometry. It's about the reliability of performance, about longer range, about features. Okay we have patented VCT technology where our customer can do diagnostics on the cable problems.

                      So this is - the time to talk about process probably was about two years ago when we were nobody. But at this point we really - what customers are talking to us - is really who has the proven products in the market.

George Hervey:        On the first question what I think I would point you to
                      (David) is a couple of commentary from our customers actually. We are going down the right path. But I think if you look at some of the strength within the storage business in the enterprise area, you know - and obviously with our dominant market share in that segment, you know, any strength there is very positive for us.

                      And then second, Intel was making some relatively positive comments relative to Centrino's adoption and therefore improving a mix of mobile PCs

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                      versus desktops. And of course we would agree with that.
                      We have seen that. And of course that is also beneficial to our margins.

(David Wu:)           Thank you very much.

Operator:             Your next question is from (Quinn Bolton) with
                      Oppenheimer.

(Quinn Bolton):       Hi guys. Congratulations on a good quarter. Just a
                      clarification and then a couple of questions. One on the parts that were just discussed earlier on the call that you've won at Asustech, you know, those look like they're branded three com ports. I just wanted to clarify - are these internally designed both by Mac from Marvell or is this a 3Com Mac? If it's internally designed - it's entirely internally designed by Marvell why the 3Com branding? And then a couple of follow ones.

George Hervey:        (Quinn) I think if you remember back to late last year
                      when we announced our, you know, new partnership with 3Com as, you know, a very prominent supplier of client-based products, we said that, you know, many of the Yukon products - so it is 100% our IP but 3Com does certainly offer other things beyond just the hardware in support of the customers.

                      And so we're very, you know, pleased to be engaged with them and moving, you know, into the white box market, you know, together with them. But the hardware itself is 100% Marvell.

(Quinn Bolton):       Is there any revenue sharing -- and I'm sure you won't be
                      able to give us the details if there is -- but is there revenue sharing on the actual gig-E controller as part of that arrangement or does 3Com get - you know, what's the benefits of 3Com?

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George Hervey:        Well you're right. We won't go into the details of that.
                      But I think it's a - both companies are pleased with the business relationship.

(Quinn Bolton):       Okay. Second question is just you talked about the
                      opportunity in the ramp at Western Dig. You know, on some of their comments they said that they've seen some pretty good demand for the Legacy 40 gig per platform.

                      I'm just wondering if you've seen any change to your forecasted ramp at Western Digital given the customer demand for some of the Legacy platforms?

George Hervey:        Yeah again we're not going to go into detail about, you
                      know, specific customers. Again I think, you know, you need to go and ask WD how - and I think they've already commented on that. So I think we'll leave it at that.

(Quinn Bolton):       Okay. And then finally just Sehat had mentioned sort of a
                      increased target focus on the consumer platforms over, you know, sort over the next few years. And I'm just sort of wondering to the extent that more and more business comes from consumer how do you keep the margins above 50%, 52% percent.

Sehat Sutardja:       Okay. Consumers - margin is a function of value. We do
                      believe certain area of consumer product can command higher margin - maybe possibly higher margins than the PC market.

                      The PC market is being commoditized. Everybody has the same solutions or perceived to have the same solutions even though it might not be true in certain areas. But may be perceived as having similar solutions.

                      In consumers - I should say the potential of the consumers
                      - if we leverage advanced technology that we have developed over the years the invention of

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                      products be significantly better than - I mean to have
                      products that did not exist today - that doesn't exist today - we do believe that the - for a company that can deliver those products early - first to market - margins should be reasonable.

George Hervey:        Right. I think that's consistent with our long term
                      business model which is, you know, we have set at 52% to contemplate, you know, that all these various areas that we're going into some will be - as they are today - some are higher than the corporate average and some are lower than the corporate average.

                      The model is a blend of all the various businesses that - product areas I should say - that we're involved in. But I wouldn't necessarily - I agree with Sehat - I wouldn't assume that margins are going down just because of the consumer.

Weili Dai:            And Marvell has been known for not only providing this
                      technology we have the most efficient from the cost point of view - the yield, the die size - so, you know, we're very competitive.

                      And also the consumer entrance of market segment this is just only additional market we're (unintelligible) on top of the market segment we're studying today. So it's just in addition to what we have today.

George Hervey:        Right.

(Quinn Bolton):       So to sum up from where we stand today no reason to change the long term gross margin target of 52%?

George Hervey:        No actually not.

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Sehat Sutardja:       No.

(Quinn Bolton):       Thank you.

Operator:             Your next question is from (Aluc Sha) with Pacific Crest.

(Aluc Sha):           Hi guys. Good quarter. Two questions for you. George you
                      mentioned a couple times on this conference call you have better visibility. Can you kind of give us a feel of that?
                      I mean, what does that mean? Is it better lead time? Do you fully booked for the quarter? And then I'll follow-up with my second question.

George Hervey:        Sure. The - our storage business is pretty much consistent with where it's been before which is basically we are fully booked, you know, as we enter a quarter because of the nature of that business, the customization of the products, and the need by our customers to ensure a source of supply, you know, they do give us excellent visibility going forward.

                      The com business has not been quite as - you know, doesn't follow that pattern quite as closely. And, you know, we've commented over the last several quarters that, you know, we would need, you know, anywhere from 30% to 50%, you know, "turns" -- which is not really turns it's really fill-in in a given quarter.

                      I would say right now that that number is significantly less than 30% at this point.

(Aluc Sha):           And what has it historically been going into the quarter?

George Hervey:        It's been a least 40% to 50%.

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(Aluc Sha):           Okay. And then my second question real quickly on the
                      802.11g we saw the announcement earlier this week. Do you have a customer now or is this just a product announcement that you think will lead to a customer some time this quarter?

Sehat Sutardja:       We are working with a number of customers but again we
                      cannot disclose those names yet.

(Aluc Sha):           Okay. But we haven't seen an official (unintelligible)
                      from any of those customers yet?

George Hervey:        Probably won't still for another couple quarters. We're
                      anticipating g revenue in the second half of this year.

(Aluc Sha):           Okay. Great. Thank you.

Operator:             Your next question is from Charlie Glavin with Think
                      Equity.

Charlie Glavin:       Let me just echo guys wow on both the quarter and the
                      guidance.

                      And at the risk George - having known you for a while of adding more fuel to the flame - when I look at the ramp on both - or the layout of (canterwood) as well as Springdale along with the prices for Intel's motherboard it would seem that if anything that if Intel takes its prices down from the 85 to 105 range - down closer to the 45 of the 845 - and the way I look at 6 of the (canterwoods) don't have gigabits and 3 or 4 of the (Microstars) didn't have gigabit.

                      If this transition is going this well and you've got this sort of visibility with - per the price cuts that we're hearing out of Asia already planned in September,

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                      does your guidance actually include the possibility of say those motherboards filling out with more gigabits. Or is that pretty standard? If you take a look at 6 of the 16 not being there that looks like - and granted that you can over extrapolate but that would assume maybe 50% to 60% penetration.

                      Or maybe Sehat another way of looking at - based on what you're seeing right now with gigabits what are you looking for the penetration as we enter into the Labor Day and maybe the end of the year?

George Hervey:        I think the way we'd like to probably address that Charlie is to say that the best data we could come up with was that the penetration level exiting last year into the client was somewhere between 30% to 40%.

                      We believe that by the time we get to Q4 of this year -- and now of course this would be the EOM market plus the white box market -- as a total provider to the client Q4 most likely would be the peak of dollar revenue at that point.

                      So that means that there's a lot of additional volume to be, you know, brought forth as we go through the rest of the year.

Charlie Glavin:       And George or Sehat when you take a look at let's say
                      Microstar as a example they had only one Intel specific board, one Realtech and the rest were - you know, outside of those three that were non-gigabit - is it safe to assume that those are solutions that are being used with Marvell.

                      And I guess maybe the other question is given the expense of the board are we seeing actually people not necessarily putting the integrated LAN on motherboard but rather looking for more of a support on the NIC side and thus opening up more for the 3Com.

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Sehat Sutardja:       The first Ethernet is quickly getting out of favor on the
                      business PCs and white boxes. When we - some of the first Ethernet designs are still there. It's simply for negotiations in pricings to obtain lower cost gigabits.

                      So we do expect that this will go away pretty soon by the end of this year because people will - customers will not
                      - the end users will not (unintelligible) with inferior (unintelligible) solutions if they can buy gigabits elsewhere.

                      So, I mean, I'm not- I cannot predict how many percentage will stick with (unintelligible) but I just don't see why do you want - similar question - why would anyone want to have a USB1 instead of USB2.

Charlie Glavin:       Right. Agreed Sehat. Actually you opened up one - if I
                      could - for a follow-up. You mention as far as the commercial standpoint - George if I'm not mistaken you guys announced some laptop design wins but I don't believe you've formally announced who they are.

                      I know - I believe that they started ramping six to eight weeks ago. Are you guys in a position - particularly going in since laptops have been ramping ahead of desktops on the hard disk drive as far as who your bigger customers and could you elaborate on some of those opportunities as well?

George Hervey:        Some of the drives now Charlie?

Charlie Glavin:       Yes on the drives.

George Hervey:        Yeah well, I mean, we have three traditional, you know, as always the guys that we are participating with - Toshiba
                      - you know, which we have a very long relationship with and a very strong relationship. Obviously Hitachi is

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
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                                                                         Page 35

                      also a big player which we again provide them 100% of their opportunity. And of course we are now actively engaged with Fujitsu as well - who is a significant player in the mobile sector.

Charlie Glavin:       And do you see significant upside from there?

George Hervey:        Yeah I think the, you know, we're just very positive about the market conditions right now. They seem to be getting better.

Sehat Sutardja:       Plus the price of laptops are going down. (Unintelligible)
                      prices are getting more reasonable. Flat panels are getting more reasonable prices. A lot of people are buying laptops for their second machines.

Charlie Glavin:       Right. And (unintelligible) certainly help out with the
                      thermals as well. Thanks guys. Again great quarter.

Sehat Sutardja:       Thank you.

Operator:             Your next question is from (Mark Litakis) with Prudential
                      Securities.

(Mark Litakis):       Yeah thank you. A question on serial ATA. Sehat I think I
                      didn't quite catch all the comments that you made there.
                      Did you say that you expected a unit crossover between serial ATA and parallel in 2004? And does that assume that 100GB drives surpass 80GB drives at that time?

                      Along with that I'm also interested in understanding when do you expect material production revenues for the serial ATA products. And to what extent do you envision the serial ATA product being sold as a stand alone product versus being integrated into the system on chip. Thank you.

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
                                                             05-22-03/3:45 pm CT
                                                            Confirmation #521891
                                                                         Page 36

Sehat Sutardja:       Sure. Serial ATA is beyond - a lot of people talk about
                      serial ATA just like - treating serial ATA like just another interface. Serial ATA is beyond parallel ATA. The performance - the data rate can support is actually- it's a must as we go to the next generation storage applications.

                      So by next year the storage devices - especially the high end desk tops - I mean the desktop because of the business PCs - if you don't serial ATA they will have lower performance compared to ones that only have a parallel ATA. So that's on the technology side.

                      Now on the business side - on the market side you'll see Springdale supporting serial ATA basically on the motherboard so that creates basically a demand -- instant demand -- for serial ATA. So that allows the transition from parallel ATA to serial ATA much smoother because of this dual support for parallel ATA and serial ATA.

                      But I will say that future generations of chip sets, I mean, that doesn't make sense to support as many as the parallel ATA supports the future generations of chip sets. So most of those things will go to serial ATA and with more drives coming what the serial ATA naturally - I mean natively the transition will happen within a year.

(Mark Litakis):       And when we think about building our models for this part
                      of your business should we think about this in terms of you integrating this into the SOC and then that functionality slowing down the normal price erosion. Or should we think about this as something that's sold as a separate component that you guys get, you know, an extra revenue per unit from.

Sehat Sutardja:       George do you want...

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                          MARVELL SEMICONDUCTOR - FIRST QUARTER FISCAL YEAR 2004
                                                   Moderator: Dr. Sehat Sutardja
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                                                            Confirmation #521891
                                                                         Page 37

George Hervey:        Yeah well I think you remember (Mark) there's just really
                      two markets there as Sehat has been describing in the PC market. There I think you should assume that in the target drive, yes, it's going to go into an SOC. And we hope that will be another factor that allows us to, you know, achieve a decent ASP on that product as it gets integrated into the bigger product.

                      But remember that we're also on the host side within the system electronics now with - for example being our 8-port device there. And therefore those will, you know, stay as individual discreet solutions moving forward for the RAID market.

(Mark Litakis):       Okay. Great. That's helpful. Thank you very much.

George Hervey:        Okay. Thank you.

Operator:             Ladies and gentlemen we've reached the allotted time for
                      our Q&A session. I'd now like to turn the conference back over to Dr. Sutardja for any further comments or closing remarks.

Sehat Sutardja:       Thank you (Paul). This completes our Q1 Fiscal 2004
                      conference call. I would like to thank you for joining us today and look forward to updating you next quarter.

Operator:             Thank you ladies and gentlemen for your participation. You may now disconnect at any time.

                                       END